UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO____________)*

                          NEOMEDIA TECHNOLOGIES, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   64055 10 3
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purspose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all oather provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

CUSIP No. 64050103                   13G


(1)      NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Edna Fritz


(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (SEE INSTRUCTIONS)                                      (a)  [ ]

         Fritz Family Limited Partnership                        (b)  [ ]


(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States


NUMBER OF              (5) SOLE VOTING POWER
SHARES                     Not Applicable
BENEFICIALLY
OWNED BY               (6) SHARED VOTING POWER
EACH REPORTING             1,511,742
PERSON
WITH                   (7) SOLE DISPOSITIVE POWER
                           Not Applicable

                       (8) SHARED DISPOSITIVE POWER
                           1,511,742

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         1,511,742 (as Co-General Partner of the Fritz Family Limited
         Partnership)


(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (SEE INSTRUCTIONS)

         Not Applicable

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         28.2%

(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages

                                  SCHEDULE 13G

                                   EDNA FRITZ

ITEM 1.

         (a)      NeoMedia Technologies, Inc.

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL   33901

ITEM 2.

         (a) Edna Fritz, as a General Partner of the Fritz Family Limited Partnership.

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL   33901

         (c)      U.S.A.

         (d)      Common Stock

         (e)      640505 10 3

ITEM 3.

         Not applicable.

ITEM 4.  OWNERSHIP.

         (a) 1,511,742 shares, as a General Partner of the Fritz Family Limited Partnership.

         (b)      28.2%

         (c)      (i)      Not applicable.

                  (ii)     1,511,742

                  (iii)    Not applicable.

                  (iv)     1,511,742

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.


                                Page 3 of 4 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         William E. Fritz and Edna Fritz are the General Partners of the Fritz Family Limited Partnership, and together maintain voting and dispositional control of the 1,511,742 shares owned by the Limited Partnership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  DENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.

                                    9/23/97
                                    -------------------
                                    Date


                                    /s/ EDNA FRITZ
                                    -------------------
                                    Signature


                                    EDNA FRITZ, GENERAL PARTNER
                                    OF FRITZ FAMILY LIMITED PARTNERSHIP
                                    -------------------
                                    Name/Title


                               Page 4 of 4 Pages